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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the inclusion in this registration statement on Form SB-2 of our report, dated October 9, 1997 (with respect to Notes J[1] and J[2], November 18, 1997, and with respect to Note N, December 8, 1997), based on our audit of the combined financial statements of AyurCore, Inc. and Bio-Ved Pharmaceuticals Private Limited as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996 and for the period from January 11, 1993 (Inception) through December 31, 1996. We also consent to the reference to our firm under the caption "Experts" and "Selected Combined Financial Data".

Richard A. Eisner & Company, LLP.
New York, New York
December 8, 1997